Exhibit 5.1

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Global Crossing Limited

Wessex House

45 Reid Street

Hamilton HM 12

Bermuda

7 May 2009

Dear Sirs

Global Crossing Limited (the “Company”)

We have acted as legal counsel in Bermuda to the Company in connection with the filing by the Company with the Securities and Exchange Commission, Washington D.C. 20549 under The Securities Act of 1933, as amended, of a Registration Statement on Form S-3, as amended (the “Registration Statement”), in relation to the shelf registration of debt securities (the “Debt Securities”) (which may be guaranteed by one or more Co-Registrants), shares of common stock, (the “Common Shares”) and warrants in connection with Common Shares (the “Warrants”) (together the “Securities”) to be offered from time to time by the Company up to an aggregate amount of US$500,000,000.

For the purposes of this opinion we have examined and relied upon the documents listed, (which in some cases, are also defined) in the Schedule to this opinion (the “Documents”).

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and such other documentation submitted to us as certified, conformed, notarised or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Operative Documents);

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that the Operative Documents will constitute the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(g)	that the Operative Documents will be validly authorised by each of the parties (other than the Company) and will be validly executed and delivered by each of the parties thereto and the performance thereof is within the capacity and powers of each such party thereto (other than the Company), and that each such party to which the Company will deliver the Operative Documents will receive and accept delivery of such Operative Documents;

(h)	that the Operative Documents will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of the State of New York by which they are expressed to be governed;

(i)	that the Operative Documents will be in the proper legal form to be admissible in evidence and enforced in the courts of the State of New York and in accordance with the laws of the State of New York;

(j)

that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Operative Documents or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Operative Documents is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(k)	that none of the parties to the Operative Documents maintains a place of business (as defined in section 4(6) of the Investment Business Act 2003), in Bermuda;

(l)	that the Company Search was complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Company Search been materially altered;

(m)	that the Litigation Search was complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Litigation Search been materially altered;

(n)	that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all of the Directors of the Company as unanimous written resolutions of the Board and that there is no matter affecting the authority of the Directors to take the actions specified in the Resolutions, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(o)	that the Company has entered into its obligations under the Operative Documents in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Operative Documents would benefit the Company;

(p)	that each transaction to be entered into pursuant to the Operative Documents is entered into in good faith and for full value and will not have the effect of preferring one creditor over another;

(q)

that the approval of the creation and issue of any Securities (including those to be created and issued under the Operative Documents) and the approval, execution, delivery and performance of the Operative Documents (including the Operative Documents or any other agreement relevant to the issue and creation of the Securities)

will be made at a duly convened and quorate meeting of the Board of Directors of the Company, and, if required, at a duly convened and quorate meeting of the Shareholders of the Company, in accordance with the Constitutional Documents and in furtherance of the business of the Company and for the benefit of the Company (the “Issuing Resolutions”);

(r)	to the extent that the holders of the Senior Preferred Shares continue to own the Relevant Percentage (as defined in the Constitutional Documents), the consent of such holders will be obtained for the issue of any Equity Securities (as defined in the Constitutional Documents) in accordance with the Constituted Documents;

(s)	that the general permissions contained in the Notice remain in full force and effect on the date on which either the Company issues or transfers, or any selling shareholder of the Company transfers, as the case may be, any Securities;

(t)	that to the extent that the issue by the Company of any Securities constitutes an offer to the public, as is understood under the laws of Bermuda, the Company will either file the prospectus as published and filed with the relevant competent regulatory authority (as is understood under the laws of Bermuda), with the Bermuda Registrar of Companies as prescribed by the Companies Act 1981 (the “Act”), as soon as reasonably practicable after publication of the prospectus; or the Company will have obtained a direction from the Minister of Finance, that the provisions of Part III and section 35 of the Act do not apply to the offer to the public;

(u)	that when the Common Shares are issued they will not be issued at a price which, (in whatever form) is less (in whatever form) than the par value of those shares; and

(v)	that, when executed and delivered, the Operative Documents will not differ in any material respect from the drafts which we have examined for the purposes of this opinion.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)	Any Common Shares (including any Common Shares issued pursuant to the Warrants) issued under the authority granted by the Resolutions, the Issuing Resolutions and consistent with the terms set forth in the Prospectus (provided that such issue is undertaken subject to and in accordance with the Constitutional Documents of the Company and in accordance with Bermuda law) will be duly authorised, validly issued, fully paid and non-assessable shares of the Company.

(2)	The Debt Securities, when issued in accordance with the terms of the Indenture and the Warrants, when issued under the Warrant Agreement in accordance with the authority granted by the Resolutions, the Issuing Resolutions and consistent with the terms set forth in the Prospectus, will constitute the legal and binding obligations of the Company under the laws of Bermuda.

Reservations

We have the following reservations:

(a)	We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Operative Documents. In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Operative Documents.

(b)	Enforcement of the obligations of the Company under the Operative Documents may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.

(c)	Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.

(d)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(e)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(f)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Operative Documents by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

(g)	Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

(h)	We express no opinion as to the validity or binding effect of any provision of the Operative Documents which provides for the severance of illegal, invalid or unenforceable provisions.

(i)	A Bermuda court may refuse to give effect to any provisions of the Operative Documents in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

(j)	In order to issue this opinion we have carried out the Company Search as referred to in the First Schedule of this opinion and have not enquired as to whether there has been any change since the date and time of such search.

(k)	In order to issue this opinion we have carried out the Litigation Search as referred to in the First Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

(l)

Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the company, either in order to complete payment for their shares, to satisfy claims of creditors of the company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the company.

Disclosure

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is part of the Registration Statement.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby

Appleby

SCHEDULE

1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 7 May 2009 at 10.05 am (the “Company Search”).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 7 May 2009 at 11:25 am (the “Litigation Search”).

3.	Certified copies dated 7 May 2009 of the Certificate of Incorporation, Memorandum of Association and Bye-Laws adopted for the Company (collectively referred to as the “Constitutional Documents”).

4.	Certified copy of the unanimous written resolutions of the Directors effective 6 May 2009 (the “Resolutions”).

5.	A copy of the notice to the public dated 1 June 2005 as issued by the Bermuda Monetary Authority under the Exchange Control Act 1972 and the Exchange Control Regulations 1973 (the “Notice”).

6.	A certified copy dated 7 May 2009 of the Register of Directors and Officers.

7.	An electronic copy of a draft Registration Statement received by us on 5 May 2009 at 12:20 pm (Bermuda time) on Form S-3 with respect to the Securities.

8.	An electronic copy of a draft document received by us on 5 May 2009 at 12:20 pm (Bermuda time) describing itself as part of a prospectus covering securities that are to be registered under The Securities Act of 1933, as amended (the “Prospectus”).

9.	An electronic copy received by us on 4 May 2009 at 3:54 pm (Bermuda time) of a draft form of Indenture to be entered into between the Company and a trustee (the “Indenture”).

10.	An electronic copy received by us on 18 April 2006 at 9:33 pm of a draft form of warrant agreement to be entered into between the Company and a warrant agent (the “Warrant Agreement”).

The documents referred to in paragraphs 9 and 10 above are together referred to as the “Operative Documents”.